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                                                                       EXHIBIT 2

                            WILLKIE FARR & GALLAGHER
                               787 SEVENTH AVENUE
                            NEW YORK, NEW YORK 10019

                                 (212) 728-8000


                                                                 August 25, 2000


Structured Products Corp.
TIERS(SM) Corporate-Backed Trust, Series 1
388 Greenwich Street
New York, NY 10013

Dear Sirs:


     We have acted as special counsel for you, as sponsor (the "Sponsor") of TIERS(SM) Corporate-Backed Trust, Series 1 (the "Trust"), in connection with the issuance of Certificates representing fractional undivided interests in the Trust (the "Certificates") in accordance with the Trust Agreement relating to the Trust (the "Agreement").


     We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and instruments as we have deemed necessary or advisable for the purpose of this opinion.


     Based upon the foregoing, we are of the opinion that (i) the execution and delivery of the Agreement and the issuance of the Certificates have been duly authorized by the Sponsor and (ii) the Certificates, when duly executed, authenticated and delivered by the Trustee in accordance with the Agreement, will be legally issued, fully paid and non-assessable.

     We hereby consent to the use of this opinion as Exhibit 2 of the Registration Statement relating to the Certificates filed under the Securities Act of 1933 and to the use of our name in such Registration Statement and in the related prospectus under the headings "Certain Federal Income Tax
Considerations" and "Miscellaneous".


                                        Very truly yours,

                                        WILLKIE FARR & GALLAGHER